EXHIBIT 99.1

                               **PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

April 26, 2010

            HOMETOWN BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND AND
                          FIRST QUARTER 2010 EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced the approval by its Board of Directors of a cash dividend on its outstanding common stock of $0.02 per share. The dividend will be payable to stockholders of record as of May 7, 2010, and is expected to be paid on May 21, 2010. Hometown Bancorp MHC, which holds 1,309,275 shares or approximately 56.3% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

     The Company announced earnings of $231,000, for the three months ended March 31, 2010 as compared to $193,000 for the same period in 2009. The increase in the first quarter net income was primarily due to higher net interest income and a decrease in the provision for loan losses partially offset by a decrease in non-interest income for the quarter ended March 31, 2010.

     Net interest income increased by $117,000 or 7.5%, to $1.7 million for the three months ended March 31, 2010 compared to the prior year period. The primary reason for the increase in net interest income during the quarter ended March 31, 2010, was the decrease in the cost of interest-bearing liabilities of 94 basis points to 1.11% when compared to the three months ended March 31, 2009, partially offset by a decrease in the yield of interest-earning assets of 30 basis points to 5.68% for the three months ended March 31, 2010. The interest rate spread increased by 64 basis points to 4.57% for the three months ended March 31, 2010 from 3.93% for the three months ended March 31, 2009. The net interest margin increased by 41 basis points to 4.77% for the three month period ended March 31, 2010 as compared to the three month period ended March 31, 2009.

     The provision for loan losses for the quarter ended March 31, 2010 was $50,000, a decrease of $110,000 as compared to the quarter ended March 31, 2009. The decrease was as a result of a reduction in higher risk construction and commercial loans during the first quarter of 2010 compared to the increase in nonperforming loans and weakening economic conditions in the first quarter of 2009. There were net recoveries of approximately $2,000 during the first quarter of 2010 compared to net charge-offs of $37,000 during the prior year period.

     Non-interest income was $412,000 for the quarter ended March 31, 2010 compared to $551,000 for the quarter ended March 31, 2009. The primary reason for the decrease in non-interest income for the quarter ended March 31, 2010, was mortgage banking income, net, which decreased by $125,000. This was a result of decreased volume of loans sold and unfunded loans committed to be sold during the first quarter of 2010. Rental income decreased by $9,000 as a result of an


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unoccupied rental space in our Newburgh office during the first quarter of 2010 compared to the first quarter of 2009. These decreases were partially offset by increases in banking fees and service charges of $5,000 in our core deposits accounts.

     Non-interest expense increased by $27,000 and was $1.7 million for the quarter ended March 31, 2010, compared to $1.6 million for the quarter ended March 31, 2009. Non-interest expense increased primarily due to increases in other real estate owned expenses of $44,000, FDIC deposit insurance premiums increases of $32,000 and data processing expense of $15,000. These increases were partially offset by decreases in salaries and employee benefits and occupancy and equipment expense of $18,000 and other expenses of $30,000.

     Total assets declined $1.1 million, or 0.7%, to $155.2 million at March 31, 2010 from $156.3 million at December 31, 2009. The decrease was due primarily to a decrease in cash and cash equivalents of $1.2 million and a decrease in loans held for sale of $1.2 million, offset by an increase of $1.0 million in securities available for sale. Loans net, decreased $37,000, from December 31, 2009 to $136.8 million at March 31, 2010. The primary reasons for the decline in loans during the first quarter of 2010 were decreases of $2.3 million in construction mortgages, decreases of $1.0 million in commercial business loans and decreases of $632,000 in commercial real estate loans, offset by increases of $3.8 million in residential mortgages.

     Nonperforming loans totaled $5.5 million, or 4.0%, of total loans at March 31, 2010 compared to $5.6 million, or 4.0%, of total loans at December 31, 2009. The $5.5 million in nonperforming loans at March 31, 2010 were comprised of $2.9 million in one-to four-family residential loans, $2.0 million of land loans (which included $1.7 million of loans extended to two residential subdivisions) and two loans to builders for construction of unsold homes totaling $599,000.

     Other real estate owned totaled $1.8 million at March 31, 2010 compared to $1.4 million at December 31, 2009. Other real estate owned consisted of two residential properties, one residential building lot and three commercial buildings. During the quarter ended March 31, 2010, we foreclosed on a commercial building with a carrying value of $360,000.

     Total deposits were $131.2 million at March 31, 2010 compared to $131.7 million at December 31, 2009, a decrease of $591,000 or 0.4%. The decrease in deposits consisted primarily of declines in certificates of deposit which decreased by $2.3 million and non-interest checking which decreased by $740,000. This decrease was offset in part by an increase in savings accounts of $1.4 million, and an increase in money market and interest checking accounts of approximately $1.0 million.

     Total stockholders' equity increased $219,000 from $19.3 million at December 31, 2009 to $19.5 million at March 31, 2010. Equity increased primarily due to earnings of $231,000 for the quarter ended March 31, 2010, partially offset by dividends declared of $21,000 during the first quarter of 2010.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include


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words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.



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                                                          March 31,              December 31,
(Dollars in thousands)                                      2010                     2009
---------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $155,181                  $156,267
Investment securities                                        2,233                     1,290
Loans held for sale                                              -                     1,175
Loans receivable, net                                      136,756                   136,793
Deposits                                                   131,157                   131,748

Borrowings                                                   3,000                     3,000
Total stockholders' equity                                  19,508                    19,289

Capital Ratios:
Average equity to average assets                             12.46%                    12.50%
Equity to total assets at the end of the period              12.57                     12.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         1.42%                     1.38%
Allowance for loan losses as a percent of
nonperforming loans                                          35.96                     34.48
Net charge-offs to average outstanding loans
during the period (annualized)                                0.00                      0.06
Nonperforming loans as a percent of total loans               3.95                      4.01
Nonperforming assets as a percent of total assets             4.69                      4.48



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

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                                                              Three Months Ended March 31,
(Dollars in thousands, except earnings per share data)          2010               2009
-----------------------------------------------------           ----               ----
Operating Data:
Interest income                                             $   2,002            $   2,146

Interest expense                                                  320                  581
                                                            ---------            ---------
Net interest income                                             1,682                1,565

Provision for loan losses                                          50                  160
                                                            ---------            ---------
Net interest income after provision for loan
losses                                                          1,632                1,405

Non-interest income                                               412                  551

Non-interest expenses                                           1,668                1,641
                                                            ---------            ---------
Income before taxes                                               376                  315

Income tax expense                                                145                  122
                                                            ---------            ---------
Net income                                                  $     231            $     193
                                                            ---------            ---------

Earnings Per Common Share:
Basic and diluted                                           $    0.10            $    0.09
Weighted average shares outstanding                             2,248                2,248

Performance Ratios (1):
Return on average assets                                         0.59%                0.51%
Return on average equity                                         4.73                 4.09
Interest rate spread (2)                                         4.57                 3.93
Net interest margin (3)                                          4.77                 4.36
Non-interest income to average assets                            1.05                 1.47
Non-interest expense to average assets                           4.26                 4.37
Efficiency ratio (4)                                            79.66                77.55
Average interest-earning assets to average
   interest-bearing liabilities                                122.28               126.41

Dividends declared per share                                $    0.02                    -
Book value per share                                        $    8.38            $    8.15

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(1) Quarterly performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
